Exhibit 99.1

Consent of BofA Securities, Inc.

December 16, 2025

Board of Directors

American Water Works Company, Inc.

1 Water Street

Camden, NJ 08102-1658

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 24, 2025, to the Board of Directors of American Water Works Company, Inc. (“American Water”) as Annex B to, and to the references to such opinion letter under the headings “Summary—Opinions of Financial Advisors—Opinion of American Water’s Financial Advisor”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—American Water Board’s Recommendation and Its Reasons for the Merger”, “The Merger—Certain Unaudited Prospective Financial Information” and “The Merger—Opinion of American Water’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving American Water and Essential Utilities, Inc., which joint proxy statement/prospectus forms a part of American Water’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.